Exhibit 10.1

AMENDMENT NO. 5 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 5 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of December 20, 2019 and effective as of September 1, 2019 (the “Amendment Effective Date”), is entered into by and between LiveXLive Media, Inc., a Delaware corporation (the “Company”), and Jerome N. Gold (the “Executive”). The Company and the Executive shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Amended and Restated Employment Agreement, dated as of September 1, 2017, as amended by Amendment No. 1 to the Amended and Restated Employment Agreement, dated as of December 14, 2017, Amendment No. 2 to the Amended and Restated Employment Agreement, dated as of April 27, 2018, Amendment No. 3 to the Amended and Restated Employment Agreement, dated as of March 31, 2019, and Amendment No. 4 to the Amended and Restated Employment Agreement, dated as of April 16, 2019 (collectively, as amended, the “Employment Agreement”);

WHEREAS, the Parties now desire to amend the Employment Agreement as set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Employment Agreement, the Employment Agreement may be amended by the Parties pursuant to a written instrument duly executed by each of the Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Employment Agreement.

(a) Section 2 of the Employment Agreement is hereby amended by inserting the bold, underlined, italicized text and deleting the stricken through text as follows:

“Term. This Agreement is effective as of the Effective Date. The Company agrees to employ Executive in accordance herewith during the period starting on the Effective Date and ending on and inclusive of the date ~~three~~ five (~~3~~5) years thereafter, subject to any earlier termination of Executive’s employment hereunder pursuant to Section 7. The period starting on the Effective Date and ending on and inclusive of the date ~~three~~ five (~~3~~5) years thereafter, regardless of any termination of Executive’s employment hereunder, is referred to herein as the “Term”. The period starting on the Effective Date and ending on and inclusive of the earlier of (a) the date ~~three~~ five (~~3~~5) years thereafter, and (b) the Termination Date (as defined in Section 8.1) is referred therein as the “Employment Period”.”

(b) Section 5.1(a) of the Employment Agreement is hereby amended by inserting the bold, underlined text and deleting the stricken through text as follows:

“During the Employment Period, the Company shall pay to Executive a cash base salary at the following applicable rates: (i) during the period starting on the Effective Date and ending on the date immediately prior to the date on which the First Underwritten Public Offering (as hereinafter defined) is consummated: at the rate of not less than One Hundred Twenty Thousand Dollars ($120,000) per annum; (ii) from and after December 27, 2017 and until April 30, 2018, at the rate of not less than Three Hundred Thousand Dollars ($300,000) per annum; ~~and~~ (iii) from and after May 1, 2018 and until August 31, 2019, at the rate of not less than One Hundred Eighty Thousand Dollars ($180,000) per annum;~~.~~ and (iv) from and after September 1, 2019, at a rate of not less than Three Hundred Thousand Dollars ($300,000) per annum. During the Employment Period the Board (or the Compensation Committee) shall review Executive’s annual cash base salary not less frequently than on an annual basis and may increase (but not decrease, including as it may be increased from time to time) such base salary. Executive’s annual cash base salary, as it may be increased from time to time, is referred to herein as the “Base Salary.” The Company shall pay the Base Salary to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments.”

(c) Section 5.2 of the Employment Agreement is hereby amended by inserting the bold, underlined text and deleting the stricken through text as follows:

“Public Offering Bonus. In addition to the Base Salary and the Performance Bonus defined in Section 5.3, the Company shall pay to Executive a cash bonus in an amount equal to One Hundred Thousand Dollars ($100,000) (the “Public Offering Bonus”) in a single lump sum payment on ~~the later to occur of: (i) January 1, 2020 and (ii)~~ the date, which shall be on or after December 9~~March 31~~, 2019, ~~when~~ on which the Company consummates a public or private offering of its equity, convertible or debt securities in the amount of at least $20,000,000~~a firm commitment underwritten public offering or a public offering via a placement agent of securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, is consummated~~.”

(d) In addition to any other equity-based compensation or equity awards that the Company has granted to the Executive prior to the date hereof, the Company shall grant to the Executive, as soon as practicable following the date hereof, under the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”) three hundred fifty thousand (350,000) of the Company’s restricted stock units (the “RSUs”). The RSUs grant will be evidenced by the Company’s standard Restricted Stock Units Agreement that will specify such other terms and conditions as the Company’s board of directors (the “Board”), in its sole discretion, will determine in accordance with the terms and conditions of the Plan, including all terms, conditions and restrictions related to the grant and the form of payout. 66.6% of the RSUs shall vest on the second anniversary of the Amendment Effective Date (the “Initial Vesting Date”) and the remaining 33.4% of the RSUs shall vest on conclusion of the Term (the “Second Vesting Date” and together with the Initial Vesting Date, each a “Vesting Date”), provided that the Executive is continuously employed by the Company through the applicable Vesting Date (except as otherwise provided in Article 8 of the Employment Agreement). In the event of a Change of Control (as defined below), if the Executive remains employed by the Company through the date of a Change of Control, any unvested RSUs shall vest immediately prior to such event. Each vested RSU shall be settled by delivery to the Executive of one share of common stock, $0.001 par value per share (the “Common Stock”), of the Company per vested RSU on the first to occur of: (i) the date of a Change of Control, (ii) the date that is ten (10) business days following the applicable Vesting Date, (iii) the date of Executive’s death and (iv) the date of Executive’s Disability (as defined in the Employment Agreement) (in any case, the “Settlement Date”). Upon the Settlement Date, the Executive shall be entitled, at his discretion and to the extent permitted by applicable law and the Company’s Insider Trading Policy, to satisfy his tax obligations arising in connection with the settlement of his vested RSUs through the sale by the Executive in the open market of a number of shares of Common Stock underlying the vested RSUs up to the maximum applicable withholding rate. As permitted by law and subject to any required consents (including under any applicable agreements of the Company), on or before each Settlement Date, the Company shall use its commercially reasonable efforts to file a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) to allow Executive (and if permitted by the Company, other executives) to settle a number of vested RSUs sufficient to cover his employment tax obligation arising in connection with the settlement of his vested RSUs in the open market pursuant to such Form S-8. “Change of Control” shall have the meaning provided in the Plan, except that (i) for purposes of determining whether a Change of Control has occurred under this Amendment or the Employment Agreement, the acquisition of additional shares of Common Stock and/or convertible or voting securities by Robert Ellin and/or his Affiliates (as defined in the Employment Agreement) resulting in him and/or his Affiliates having Beneficial Ownership (as such term is defined in the Securities Exchange Act of 1934, as amended) of more (or subsequently less) than 50% of the total voting power of the stock of the Company will not be considered a Change of Control, and (ii) for purposes of the RSUs (and any other amounts payable on a Change of Control that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of the 409A Rules. By signing this Amendment, Executive acknowledges receipt and understands the terms of the Company’s Insider Trading Policy.

The Company may withhold from any amounts payable hereunder any applicable federal, state, and local taxes that the Company is required withhold pursuant to any applicable law.

(e) Section 8.2(b) of the Employment Agreement is hereby amended by inserting the following text at the end of such section:

“Notwithstanding the foregoing, any Equity Compensation (as defined below) (and the shares of Common Stock underlying such Equity Compensation) shall be subject to a lock-up of twelve (12) months from the vesting date as provided by this Section (the “Lock-Up Period”). During the Lock-Up Period, Executive agrees to the agreements and restrictions set forth in Exhibit C attached hereto. Subsequent to the expiration of the Lock-Up Period, for a period of one year, Executive shall not be permitted or have the right to sell on each trading day more than 10,000 shares, as adjusted for any stock dividend, stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities occurring after the December 10, 2019 (the “Daily Trading Limit”); provided, that the Daily Trading Limit shall not apply to the Company’s equity securities purchased by Executive in open market transactions. “Equity Compensation” means all equity compensation or other equity awards granted pursuant to this Agreement or by the Company or any member of the Company Group to Executive on or after the Amendment Effective Date (including without limitation any restricted stock, restricted stock units, stock appreciation rights and stock options).”

(f) Section 8.4(b) of the Employment Agreement is hereby amended by inserting the following text at the end of such section:

“Notwithstanding the foregoing, any Equity Compensation (and the shares of Common Stock underlying such Equity Compensation) shall be subject to the Lock-Up Period. During the Lock-Up Period, Executive agrees to the agreements and restrictions set forth in Exhibit C attached hereto. Subsequent to the expiration of the Lock-Up Period, for a period of one year, Executive shall not be permitted or have the right to sell on each trading day more than the Daily Trading Limit; provided, that the Daily Trading Limit shall not apply to the Company’s equity securities purchased by Executive in open market transactions.”

(g) The Employment Agreement is hereby amended by inserting Exhibit C attached hereto at the end of the Employment Agreement. Such Exhibit C shall be incorporated by reference into and shall be made a part of the Employment Agreement.

(h) Except for the amendments expressly set forth in this Section 1, the text of the Employment Agreement shall remain unchanged and in full force and effect.

Section 2. Miscellaneous. The provisions of Sections 8.8 and 9 of the Employment Agreement are incorporated herein by reference.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have entered into and signed this Amendment as of the date and year first above written.

COMPANY:

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO and Chairman

EXECUTIVE:

jerome n. gold

/s/ Jerome N. Gold
(signature)

EXHIBIT “C”

LOCK-UP PERIOD RESTRICTIONS

During the Lock-Up Period, Executive will not, directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale, lend or otherwise dispose of or transfer any Common Stock received under the Agreement (whether as a result of exercise, settlement or otherwise) (the “Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”); provided, however, that if the Company engages in an underwritten public offering of its equity or convertible securities prior to the end of the Lock-Up Period, the managing underwriter may waive the balance of the Lock-Up Period if requested by the Company in its sole and absolute discretion. The foregoing restrictions are expressly agreed to preclude Executive from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of the Securities of Executive during the Lock-up Period, even if such Securities would be disposed of by someone other than Executive. Executive may sell some or all of the Securities with the Company’s prior written consent, so long as the purchaser complies with the provisions of the Agreement and this Exhibit C.

In addition, during the Lock-Up Period, Executive will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to shares of Common Stock or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of Common Stock or otherwise seek to hedge Executive’s position in the Common Stock.

Notwithstanding anything contained herein to the contrary: (i) Executive shall be permitted to engage in transactions relating to shares of Common Stock acquired in open market transactions; and (ii) Executive shall be permitted to engage in any Disposition (x) where such Disposition is in connection with estate planning purposes or by will or intestacy, including, without limitation to an inter-vivos trust and the transferee takes title to such shares subject to the restrictions on transfer set forth in this Agreement, (y) upon the written approval of the Company and the lead underwriter in any underwritten public offering of Company’s securities for gross proceeds to the Company of at least $50 million, or (z) where such Disposition is to an affiliate of Executive (including entities wholly owned by Executive or one or more trusts where such Executive is the grantor of such trust(s)), and with respect to each clause (x) through (z) above (inclusive), as long as such transferee agrees to the same lock-up terms and conditions as set forth in the Agreement and in this Exhibit C.